Date:	November 2, 2005

Media Contact:	William H. Galligan	Phone: 816/983-1551
william.h.galligan@kcsr.com
Strong Pre-Hurricane U.S. Operations Growth and Positive Mexican Developments Highlight Kansas City Southern’s 2005 Third Quarter Results
Third Quarter Highlights
•	Kansas City Southern (KCS) now includes U.S. rail operations (The Kansas City Southern Railway Company and Texas Mexican Railway Company) and Mexican rail operations (TFM, S.A. de C.V.).

•	VAT/Put settlement in Mexico results in KCS 100% ownership of Mexican operations.

•	Consolidated revenues reach record $384.6 million as a result of the 2005 acquisitions.

•	Consolidated net income of $110.5 million, primarily a result of VAT/Put settlement.

•	Strong July and August business levels at U.S. operations.

•	July rail operations in Mexico were negatively impacted by hurricane Emily; September’s U.S. and Mexican rail operations were negatively impacted by hurricanes Katrina and Rita. The combined impact of the three hurricanes resulted in an estimated $12 million reduction in operating income in the third quarter.
Third Quarter 2005
Kansas City, MO. Kansas City Southern (NYSE: KSU) today announced consolidated quarterly earnings of $110.5 million, or $1.14 per fully diluted share, compared with $8.9 million, or $0.14 per fully diluted share in 2004.
KCS reported record consolidated revenues for third quarter 2005 of $384.6 million. On a historical basis, this represents an increase of $221.4 million, substantially as a result of the acquisition of the Texas Mexican Railway Company and TFM.
Consolidated operating expenses for the third quarter of 2005 were $386.5 million versus $144.0 million in the third quarter of 2004, primarily due to the previously referenced acquisitions, and increased claims reserves. In July, hurricane Emily reduced operating income from Mexican operations by $1.8 million. In September, hurricanes Katrina and Rita negatively impacted U.S. operations by approximately $7.8 million and Mexican operations by $2.4 million.

Third quarter 2005 consolidated net income was positively impacted by the Vat/Put settlement. The Company recorded a one-time non-cash gain of $134.7 million (including tax benefits of $2.8 million and related legal and consulting fees) as a result of the VAT/Put settlement reached with the Mexican Government on September 12, 2005. The settlement resolved all outstanding disputes between the Company and the Mexican Government concerning the VAT claim and Put obligation, and achieved KCS’s goal of becoming the 100% owner of TFM.
Finally, an actuarial study of U.S. operations’ casualty reserves was completed that indicated significant adverse developments in claims. Based on this study, increased reserves for employee injuries, third-party claims, as well as occupational illness claims, resulted in a charge to U.S. operations third quarter operating income of $37.8 million.
Year-to-Date 2005
KCS also achieved record consolidated revenues for the nine months ended September 30, 2005 of $963.9 million, which on a historical basis represents an increase of $499.0 million, primarily due to the completion of the acquisition of control the Texas Mexican Railway Company on January 1, 2005, and TFM on April 1, 2005.
Operating income for the 2005 nine-month period was $14.5 million compared to $56.1 for 2004, reflecting the negative impact of the third quarter 2005 increase in claims reserve and the second quarter 2005 non-cash, pre-tax charge of $35.6 million related to the reversal of deferred profit sharing NOL benefits in Mexican operations. Net income available to common shareholders was $89.1 million, $1.04 per share on a fully diluted basis, compared with 2004 net income of $17.1 million, or $0.27 per fully diluted share.
Comments from the Chairman
“U.S. rail operations had strong momentum going into the third quarter that would have generated significantly different results absent the impact of the hurricanes. The good news is that our employees made it through a very dangerous period without any serious injuries, and that the damage to the rail infrastructure was minimal. The cost impacts were primarily the result of clean-up, the interruption of service, the repositioning of equipment away from the path of the two September storms, and the storage of that equipment while waiting for embargoes to be lifted.
“The third quarter revenues from U.S. operations were also affected by the storms, especially in the chemicals & petroleum products area. Fortunately, the plants and refineries are ramping up production. While full production is not expected to be restored until December, chemical & petroleum product revenues have already returned to near pre-hurricane levels.

“The hurricanes’ aftermath has highlighted the growing importance of the Meridian Speedway, the Company’s east-west rail corridor linking Dallas with Meridian, Mississippi, located far north of the Gulf Coast and the most direct route between the Southeast and Southwest, West, and Mexico. The impact of the hurricanes will only hasten the continued development of this valuable rail corridor into a strategically integral part of KCS’s NAFTA Rail system.
“Also notable in the third quarter was the resolution of the longstanding issue with the Mexican Government involving the VAT credit. On September 12th, we reached a settlement by which KCS was able to achieve 100% ownership of TFM in exchange for the VAT certificate. With these issues behind us, the full integration of TFM into the KCS rail network can be completed, as management focuses fully on realizing the strategic and economic value of the NAFTA Rail network. We continue to believe that this settlement was in the best interest of both KCS and the Mexican Government.
“During the third quarter, a new management team took over at TFM led by Javier Rión, who was named chief executive officer. Significant progress is also being made in developing long-term strategies to grow Mexican-based revenues and dramatically improve TFM’s profitability. One of those strategies involves working with the port developers of Lazaro Cardenas, Mexican officials, and ocean shipping carriers to structure expanded service options that will provide greater market reach into both Mexican and U.S. markets. An integrated transload and intermodal infrastructure is being designed to support growth at the port as well as facilitate TFM’s efforts to promote a faster rate of truck-to-rail conversion. In addition, an in-depth analysis of TFM’s current commodity pricing mechanism has been undertaken that will result in much more market-based rates going forward. In an effort to maximize cost savings opportunities, we have created an international purchasing group headquartered in Kansas City that will have authority over all KCS purchasing, materials management, fuel purchases, and asset utilization. Finally, we are in the final phase of our preparations to implement MCS at TFM in the first quarter of 2006. We continue to be encouraged by the wealth of opportunities for both business growth and cost savings that full ownership of TFM provides us, while recognizing that it will take some time for management to implement the many changes required to maximize the value of the combined systems.
“The same determination and commitment that KCS demonstrated in resolving issues in Mexico and dealing with the effects of hurricanes Emily, Katrina and Rita will be directed toward developing the enormous potential of KCS’s unique NAFTA franchise. We are more encouraged now than ever before that we have created a competitive cross border rail system that will deliver significant future value for our shareholders.”
Headquartered in Kansas City, MO, KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holdings include The Kansas City Southern Railway Company and The Texas-Mexican Railway Company, serving the central and south central U.S. Its international holdings include TFM, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50% interest in The Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a

NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.
This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of the Company’s Form 10-K for the year ended December 31, 2004, filed by the Company with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

KANSAS CITY SOUTHERN
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except share and per share data)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Revenues	$384.6	$163.2	$963.9	$464.9
Operating expenses
Compensation and benefits	94.0	52.9	248.7	155.9
Fuel	59.6	16.4	142.6	45.8
Purchased services	57.0	16.1	133.3	47.1
Equipment costs	46.6	13.3	105.2	37.9
Depreciation and amortization	40.5	13.4	95.3	39.3
Deferred profit sharing	2.2	—	41.0	—
Casualties and insurance	55.3	13.9	90.0	30.5
Other	31.3	18.0	93.3	52.3

Total operating expenses	386.5	144.0	949.4	408.8

Operating income (loss)	(1.9)	19.2	14.5	56.1

Equity in net earnings (loss) of unconsolidated affiliates:
Grupo TFM, S.A. de C.V.	—	1.9	(1.0)	6.1
Other	1.3	(0.8)	1.7	(0.4)
Interest expense	(39.5)	(11.3)	(90.5)	(33.0)
Debt retirement costs	—	—	(3.9)	(4.2)
Foreign exchange gains (losses)	(1.5)	—	2.8	—
VAT settlement gain, net	131.9	—	131.9	—
Other income	2.6	8.6	9.7	11.8

Income before income taxes and minority interest	92.9	17.6	65.2	36.4
Income tax provision (benefit)	(19.8)	6.5	(12.7)	12.7

Income before minority interest	112.7	11.1	77.9	23.7
Minority interest	—	—	(17.8)	—

Net income	112.7	11.1	95.7	23.7
Preferred stock dividends	2.2	2.2	6.6	6.6

Net income available to common shareholders	$110.5	$8.9	$89.1	$17.1

Per Share Data
Earnings per Common share — basic	$1.35	$0.14	$1.18	$0.27

Earnings per Common share — diluted	$1.14	$0.14	$1.04	$0.27

Weighted average Common shares outstanding (in thousands)
Basic	81,795	62,683	75,664	62,605
Potential dilutive Common shares	17,848	1,272	16,527	1,251

Diluted	99,643	63,955	92,191	63,856

Kansas City Southern
Carloadings By Commodity — THIRD Quarter, 2005
Dollars in Thousands
(Preliminary)

Carloadings				Revenue
Third Quarter		%		Third Quarter		%
2005	2004	Change		2005	2004	Change
			Coal
60,131	47,376	26.9%	Unit Coal	$32,472	$22,202	46.3%
987	642	53.7%	Other Coal	518	472	9.7%

61,118	48,018	27.3%	Total	32,990	22,674	45.5%

			Chemical & Petroleum Products
3,022	1,360	122.2%	Agri Chemicals	2,853	907	214.6%
22,997	17,524	31.2%	Other	27,081	17,161	57.8%
26,248	14,116	85.9%	Petroleum	23,294	10,525	121.3%
12,500	4,846	157.9%	Plastics	19,386	5,766	236.2%

64,767	37,846	71.1%	Total	72,614	34,359	111.3%

			Agriculture and Minerals
38,798	14,862	161.1%	Grain	43,547	12,741	241.8%
22,887	8,042	184.6%	Food Products	29,599	7,001	322.8%
15,372	7,795	97.2%	Ores and Minerals	11,255	4,751	136.9%
19,987	5,187	285.3%	Stone, Clay & Glass	15,491	4,558	239.9%

97,044	35,886	170.4%	Total	99,892	29,051	243.9%

			Paper & Forest Products
37,594	26,084	44.1%	Pulp/Paper	37,368	21,606	73.0%
7,719	2,065	273.8%	Scrap Paper	7,314	1,555	370.4%
7,253	7,801	(7.0)%	Pulpwood/Logs/Chips	4,621	4,101	12.7%
7,877	8,722	(9.7)%	Lumber/Plywood	9,709	9,010	7.8%
26,385	4,968	431.1%	Metal/Scrap	26,779	4,345	516.3%
15,796	3,299	378.8%	Military/Other Carloads	16,931	5,752	194.4%

102,624	52,939	93.9%	Total	102,722	46,369	121.5%

			Intermodal & Automotive
29,215	2,193	1232.2%	Automotive	29,164	1,676	1640.1%
133,441	86,066	55.0%	Intermodal	29,997	15,715	90.9%

162,656	88,259	84.3%	Total	59,161	17,391	240.2%

488,209	262,948	85.7%	TOTAL FOR BUSINESS UNITS	367,379	149,844	145.2%
1,484	3,271	(54.6)%	Other Freight Revenue	173	2,669	(93.5)%
			Other Revenue	17,013	10,695	59.1%

489,693	266,219	83.9%	TOTAL	$384,565	$163,208	135.6%

Kansas City Southern
Carloadings By Commodity — Year to date SEPTEMBER 30, 2005
Dollars in Thousands
(Preliminary)

Carloadings				Revenue
Year to Date		%		Year to Date		%
2005	2004	Change		2005	2004	Change
			Coal
170,878	142,361	20.0%	Unit Coal	$89,517	$66,661	34.3%
2,452	1,880	30.4%	Other Coal	1,184	1,180	0.3%

173,330	144,241	20.2%	Total	90,701	67,841	33.7%

			Chemical & Petroleum Products
8,157	4,335	88.2%	Agri Chemicals	7,192	2,823	154.8%
65,720	50,469	30.2%	Other	72,061	49,502	45.6%
69,152	42,280	63.6%	Petroleum	57,341	31,283	83.3%
32,015	14,036	128.1%	Plastics	43,968	16,497	166.5%

175,044	111,120	57.5%	Total	180,562	100,105	80.4%

			Agriculture and Minerals
110,475	52,769	109.4%	Grain	112,888	45,680	147.1%
55,853	22,729	145.7%	Food Products	66,636	19,935	234.3%
42,303	21,422	97.5%	Ores and Minerals	29,156	12,836	127.1%
46,510	13,550	243.2%	Stone, Clay & Glass	36,366	11,344	220.6%

255,141	110,470	131.0%	Total	245,046	89,795	172.9%

			Paper & Forest Products
103,866	73,283	41.7%	Pulp/Paper	96,231	59,797	60.9%
18,171	5,822	212.1%	Scrap Paper	16,612	4,052	310.0%
24,032	20,582	16.8%	Pulpwood/Logs/Chips	15,451	10,016	54.3%
25,144	25,286	(0.6)%	Lumber/Plywood	29,261	25,649	14.1%
65,074	13,710	374.6%	Metal/Scrap	61,391	11,763	421.9%
36,476	6,975	423.0%	Military/Other Carloads	37,144	10,064	269.1%

272,763	145,658	87.3%	Total	256,090	121,341	111.1%

			Intermodal & Automotive
64,584	4,701	1273.8%	Automotive	64,437	3,706	1638.7%
360,944	251,266	43.7%	Intermodal	80,384	44,840	79.3%

425,528	255,967	66.2%	Total	144,821	48,546	198.3%

1,301,806	767,456	69.6%	TOTAL FOR BUSINESS UNITS	917,220	427,628	114.5%
1,484	11,235	(86.8)%	Other Freight Revenue	879	7,967	(89.0)%
			Other Revenue	45,810	29,323	56.2%

1,303,290	778,691	67.4%	TOTAL	$963,909	$464,918	107.3%